[LETTERHEAD OF CLAIMSNET.COM]

FOR IMMEDIATE RELEASE:

                     Claimsnet.com to Acquire VHx Company in
                      An Estimated $32 Million Transaction

 This Pioneer Internet Infomediary Launches Claimsnet.com into the $600 Billion
                      Employer-based Health Benefit Market

DALLAS - March 23, 2000 Claimsnet.com Inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today announced that it is expanding its business into the employer-sponsored health benefits market by signing a definitive agreement to acquire the assets of Atlanta-based, VHx Company (VHx). VHx is a pioneer Internet-based health care infomediary, providing all four core health network constituents: self-insured employers, health plans, doctors and employees/members (consumers) with highly customized administrative services, health and disease management tools, and e-commerce opportunities. Its business is primarily conducted through three cutting edge, customizable, proprietary healthcare products; HealthExchange(TM), BenefitExchange(TM) and CareExchange(TM). Each product is based on secure, scalable ASP technology that meets all currently proposed federal guidelines for patient record confidentiality. This acquisition will enable Claimsnet.com to expand quickly into the online management of the $600 billion employer-based health benefit market. The transaction is expected to be valued at approximately $32 million.

VHx's solution is the first of its kind to supply health plans, providers, members and employers with highly customized services, health management tools and content, and e-commerce offerings. Together, the three products provide a comprehensive Internet-based solution aimed at reducing costs and enhancing health plan members' health and overall experience. Through a proprietary suite of Internet tools and e-commerce solutions, VHx facilitates the flow of vital information and transactions between employers, doctors and health plans, and most uniquely, ties the employee/member into the benefit and health management process in a personalized, confidential online relationship. The result is a reduction in health benefit administrative costs for employers and health plans, and improved health outcomes and satisfaction for employees/members. The management of Claimsnet.com knows of no other company that offers an integrated, end-to-end Internet solution that meets these needs for all four vital constituents of the healthcare network.

VHx Company moved from development stage to operations in the fourth quarter of 1999. John Deere Health (JDH), a subsidiary of industry giant, Deere & Co. (NYSE:DE) participated in the pilot development of the products. JDH represents approximately 1,800 employers in addition to Deere & Co. Primary revenue sources for VHx currently include subscription fees (per member per month), transaction fees for e-commerce, co-branding and sponsorship fees and permission marketing fees (for delivering


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highly focused, permission-based marketing messages to users). VHx has signed product and marketing-related Letters of Intent with Columbia University (clinical data repository with web-based physician/patient access) and Employease.com (web-based HR benefits management), and contracts with Hewlett-Packard (eSpeak(TM) Internet service brokering platform), RX Remedy/Do Health (Healthscout.com content and health risk assessments), VeriSign (digital encryption), Caredata.com (NASD:CDCM) (managed care forecasting tools, Citeline search engine, physician credentialing) and eGain (NASD:EGAN) (Web-based agent customer support technology).

Under the terms of the agreement, Claimsnet.com will acquire substantially all of the assets of VHx Company in a transaction estimated at $32 million. The price includes 1.2 million Claimsnet.com common shares, assumption of $2.5 million in debt, and the remainder in contingent convertible preferred stock. The ultimate amount of convertible preferred stock to be issued by Claimsnet.com is contingent upon the acquired VHx Company business meeting two key performance milestones measured in cumulative member months and total members under contract (covered lives) on March 31, 2001. These measures are important indicators of the ultimate value of the acquired assets.

VHx Company

VHx was formed from the merger of EXTRACORP of Cedar Rapids, Iowa and Virtual Health of Atlanta, Georgia for the purpose of creating and marketing the first integrated Internet solution for employers, health plans and consumers (employees/members). Together these companies had experience in transaction processing, health behavior modeling, clinical information systems, disease state management and knowledge engineering, all of which met HIPAA (Health Insurance Portability and Accountability Act) compliance guidelines. The target solution, which is in operation today, was designed to respond to three key dynamics: the rising cost of healthcare, the increasing complexity of managing the health benefit, and the escalating demand for more choice and control by health care consumers. The company's product suite consists of front-office web products for managing relationships with employers, members, providers and vendors, and back-office products for completing administrative functions. It has three core products through which the objectives are met:

HealthExchange(TM) - a consumer/member web site enabling administrative self-service, health management, and money saving commerce opportunities; BenefitsExchange(TM) - an employer/health plan web site for managing billings, administering plans, identifying, responding to and reporting on health and disease management trends; and
CareExchange(TM): a physician web site that processes claims and eligibility requests, enables collaboration with patients, plans and employers while integrating with existing practice management and electronic medical records systems.

All of these solutions are designed to conform with the electronic transactions guidelines currently outlined by the HIPAA regulations.

The VHx web-based applications were developed with the latest, state of the art technologies to provide an unparalleled level of function, usability and security. Each technology has a path to support a minimum load of 10 million users and is available 24 hours per day, seven days per week. The technology adheres to open standards, allowing for the integration of new technologies and an expanded mission in the future. Each architectural component was selected to provide real value to the end customer.


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VHx additions to Claimsnet.com's management include:

Nan Smith, president and chief operating officer, with more than 20 years of experience in the healthcare industry. Ms. Smith founded and served as president and chief executive officer of Care 2000, Inc., a clinical information company that was acquired by McKessonHBOC, Inc. (formerly HBO & Company) in 1994. Following the sale, Ms. Smith served as part of HBO & Company's senior management team for two years. She is a member of the Case Management Society of America and is a director of Ecton, Inc., a medical equipment company. She has an undergraduate degree in nursing and a graduate degree in education.

Eric T. Hillerbrand, Ph.D., chairman and executive vice president for product development, co-founded Virtual Health in 1998. Dr. Hillerbrand has over 10 years of experience developing innovative healthcare delivery systems, disease management programs and technology. In 1990, he joined Delphi Technology to develop one of the first decision support systems for the rehabilitation industry. In 1993, he headed Piedmont Care Management, a disease-state management program for AIDS and gastrointestinal patients. In 1996, he started KARA Rehabilitation, an outpatient rehabilitation company that focused on disease-state carve outs for clinical care utilizing information and technology to improve care delivery. Dr. Hillerbrand holds a Ph.D. in Psychology.

Jeff Muscarella, executive vice president for business development, co-founded Virtual Health. Mr. Muscarella's career includes 10 years in healthcare consulting with PriceWaterhouseCoopers' health care technology practice, First Consulting Group, a leading US health care consulting firm, and Andersen Consulting. He is co-author and editor of Faulkner and Gray's "Guide to Developing and Managing Health Care Intranets". He has an undergraduate degree in engineering and a graduate degree in business administration.

"We are very excited about having joined forces with VHx, which allows us to continue to lead with exceptional technology and to enter the huge employer-based health benefit management market quickly", said Bo W. Lycke, chairman and chief executive officer of Claimsnet.com. "VHx has the experience, management, customer-base and technology to allow us to maintain first mover advantage as a solution for all four core constituents of the health care network. In combination with our leading provider-focused transaction processing technology, the VHx technology and services will allow us to respond today to a real need-based demand by corporate America and the 1500+ health plans across the country. Through this acquisition, we will be positioned to create value for our customers and our investors and to demonstrate that quality healthcare can be delivered at a reasonable cost."

Claimsnet.com inc. is a leading provider of Internet-based, business to business solutions for the healthcare industry, including distinctive, advanced technology for online healthcare transaction processing. Headquartered in Dallas, TX, Claimsnet.com offers a proprietary system that is distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at www.claimsnet.com.


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                  -Safe Harbor and Contact Information Follows-

Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to the limited operating histories of Claimsnet.com and VHx Company and assumptions regarding business expansion, operating strategies and effectiveness, contract implementations, integration effectiveness financial markets and maintenance of technology leadership. Further information on the Company's risk factors is contained in the Company's periodic and annual reports as filed with the Securities and Exchange Commission.

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For more information, please contact:

Paul Miller              Nancy Hetherington, Media     Doris Banchik, Investor
Claimsnet.com            Hetherington Marketing, Inc.  Relations Banchik &
(972) 458-1701           (214) 929-3298                Associates
pwmiller@claimsnet.com   nancyh829@aol.com             (805) 688-2340
                                                       dbanchik@silcom.com